SHARE EXCHANGE AGREEMENT

BETWEEN

QUETZAL CAPITAL 1, INC.,

AND

THE SHAREHOLDERS OF

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.

JULY 6, 2006

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made as of the 6th day of July, 2006, between Quetzal Capital 1, Inc., a Florida corporation (“Public Company”) and the shareholders of Valley Forge Composite Technologies, Inc., a Pennsylvania corporation (the “Sellers” or “VFCT”).

WHEREAS,

A. The Sellers collectively own 100% of the authorized and issued common stock of VFCT as set forth in the attached Schedule 1.1 (Exhibit A);

B. Public Company is a shell company that files periodic reports with the Securities and Exchange Commission;

C. Quetzal Capital Funding 1, Inc., a Florida corporation, (the “Purchaser”) owns 100% of the issued and outstanding common stock of Public Company in the form of common stock certificates representing a total of 5,000,000 shares;

D. Public Company presently has 100,000,000 shares of common stock authorized;
E. Purchaser desires to reorganize Public Company by causing it to issue to Sellers Forty Million (40,000,000) shares of Public Company common stock thereby diluting Purchaser’s interest in Public Company to Ten Percent (10%) in exchange for Sellers’ transfer of its 100% ownership interest in VFCT to Public Company, upon the terms, provisions, and conditions and for the consideration hereinafter set forth, thereby making VFCT a subsidiary of Public Company, and by changing the name of Public Company to Valley Forge Composite Technologies, Inc., a Florida corporation;

F. The parties intend that the exchange of stock qualifies as a tax-free reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the business combination contemplated hereby be accounted for as a reverse acquisition under the purchase method for business combinations. The combination of the two companies is recorded as a recapitalization of VFCT, pursuant to which VFCT is treated as the continuing entity; and

G. Simultaneously with the execution and delivery of this Share Exchange Agreement: (i) Coast To Coast Equity Group, Inc. is entering into a consulting agreement with Public Company in the form attached hereto as Exhibit B and incorporated herein by reference (the "Coast To Coast Consulting Agreement"); (ii) Coast To Coast Equity Group, Inc. is entering into a warrant agreement with Public Company in the form attached hereto as Exhibit C and incorporated herein by reference (the "Coast To Coast Warrant Agreement") (iii) Quetzal Capital Funding 1, Inc., Coast To Coast Equity Group, Inc. and certain of private equity sponsors are entering a registration rights agreement with Public Company in the form attached hereto as Exhibit D and incorporated herein by reference (the "Registration Rights Agreement"); and each of the Sellers are executing Investment Letters in the form attached hereto as Exhibit E.

NOW, THEREFORE, in consideration of these premises and the mutual agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

1. SHARE EXCHANGE.
  1.1 EXCHANGE AND ISSUE OF SHARES.
On the terms and subject to the conditions set forth herein, at the Closing,
A. Public Company shall issue and deliver validly issued, fully-paid and non-assessable shares of Public Company Common Stock, $0.001 par value per share, to the Sellers as set forth in Schedule 1.1 (Exhibit A attached hereto).

B. Quetzal Capital Funding 1, Inc. shall continue to own Five Million (5,000,000) shares of Public Company representing 10% of the current issued and outstanding shares in the reorganized Public Company and shall have non-dilution rights as set forth in Section 9.9; and

C. Sellers shall deliver to Quetzal Capital 1, Inc. 1,000 shares of VFCT common stock, $0.001 par value per share (the "VFCT Shares") constituting all of the issued and outstanding capital stock of VFCT.

1.2. EFFECTIVE RESULT OF THE SHARE EXCHANGE.
At the Effective Date, VFCT, shall be acquired and shall become a wholly-owned subsidiary of Public Company.

1.3. THE EXCHANGE OF CERTIFICATES.
(a) The identity and address of the stock transfer agent will be disclosed at a reasonable time after the Effective Date.

(b) Public Company will, promptly after the Effective Date, issue and deliver to the Exchange Agent the share certificates representing shares of Public Company Common Stock (each a "New Certificate").

(c) The Exchange Agent, upon receiving the items specified in section 1.6(b) hereof, shall promptly mail to each holder of one or more certificates formerly representing VFCT Common Stock a notice specifying the Effective Date and notifying such holder to surrender his, her or its certificate or certificates to the Exchange Agent for exchange. Such notice shall be mailed to holders by regular mail at their addresses on the records of VFCT.

(d) Upon receipt from a former shareholder of VFCT of certificates representing shares of VFCT Common Stock, the Exchange Agent shall forward to such former shareholder of VFCT (i) a New Certificate representing his, her or its shares of Public Company Common Stock, and (ii) dividends, if any, declared thereon subsequent to the Effective Date (without interest).

(e) If any New Certificate is to be issued in a name other than that in which the certificate formerly representing VFCT Common Stock (an "Old Certificate") and surrendered for exchange was issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the New Certificate in any name other than that of the registered holder of the Old Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(f) In the event that any Old Certificates have not been surrendered for exchange in accordance with this Agreement on or before the second anniversary of the Effective Date, Public Company may at any time thereafter, with or without notice to the holders of record of such Old Certificates, sell for the accounts of any or all of such holders any or all of the shares of VFCT Common Stock which such holders are entitled to receive under Section 1.3 hereof (the "Unclaimed Shares"). Any such sale may be made by public or private sale or in such manner and at such times as Public Company shall determine. Public Company shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered Old Certificates, whose unclaimed shares have been sold, to be paid to them upon surrender of the Old Certificates. From and after any such sale, the sole right of the holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by Public Company for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by Public Company.

(g) If any Old Certificates are not surrendered prior to the date on which such certificates would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Public Company (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither Public Company nor its agents or any other person shall be liable to any former holder of VFCT Common Stock for any property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) NO FURTHER OWNERSHIP RIGHTS IN VFCT Stock. All cash and shares of Public Company issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of VFCT Common Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of VFCT Common Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article.

(i) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any VFCT Certificates shall have been lost, stolen or destroyed, Public Company shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the cash and/or certificates representing the shares of VFCT Common Stock that the shares of Public Company were converted into and any dividends or distributions payable pursuant to Section 1.7(b); provided, however, that, as a condition precedent to the issuance of such cash and certificates representing shares of VFCT Common Stock and other distributions, the owner of such lost, stolen or destroyed Certificates shall indemnify VFCT against any claim that may be made against VFCT or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.4. ACTS TO CARRY OUT THIS EXCHANGE PLAN.
(a) VFCT and its proper officers and directors shall do all such acts and things as may be necessary or proper to vest, perfect, or confirm in Public Company title to such property or rights and otherwise to carry out the purposes of this Share Exchange Agreement.

(b) If, at any time after the Effective Date, Public Company shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in Public Company its right, title, or interest in or under any of the rights, properties, or assets of VFCT acquired or to be acquired by Public Company as a result of, or in connection with, the Acquisition, or (ii) otherwise carry out the purposes of this Agreement, VFCT and its proper officers and directors shall be deemed to have granted to Public Company an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in Public Company and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Public Company are fully authorized in the name of Public Company or otherwise to take any and all such action.

1.5. DIRECTORS AND EXECUTIVE OFFICERS.
(a) Subject to the fiduciary duties of its directors, Public Company, as promptly as practicable after the Effective Date, shall use its best efforts to cause its existing board of directors and all officers to resign and immediately thereafter to be comprised of the following individuals: Louis J. Brothers, as chairman of the board of directors and chief executive officer, and Larry K. Wilhide as an officer, with each to serve as a director whose term expires in 2006.

2. EFFECTIVE DATE.
The Effective Date shall be the date and time specified in this Share Exchange Agreement or on such other date as shall be mutually agreed to by VFCT and Public Company.

3. CONDITIONS PRECEDENT TO PERFORMANCE OF OBLIGATIONS OF THE PARTIES.
The obligations of VFCT and Public Company to consummate the Acquisition shall be subject to the conditions that on or before the Effective Date:

3.1. APPROVAL BY SHAREHOLDERS OF PUBLIC COMPANY.
 The shareholders of Public Company shall have authorized, ratified, and confirmed the Acquisition by the affirmative vote of a majority of the outstanding shares of Public Company common stock.

3.2. FEDERAL INCOME TAXATION. VFCT
 and Public Company shall have received a written opinion applying existing law, that the Acquisition shall qualify as reorganization under section 368(a)(1) of the Code and the regulations and rulings promulgated thereunder. In rendering such opinion, the firm rendering the opinion may require and rely upon representations contained in certificates of officers of VFCT, Public Company, and others.

3.3. ABSENCE OF LEGAL PROCEEDINGS.
No action, suit, or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin, or prohibit the Acquisition, or which would reasonably be expected to restrict materially the operation of the business of VFCT or the exercise of any rights with respect thereto or to subject either of the parties hereto or any of their subsidiaries, directors, or officers to any liability, fine, forfeiture, divestiture, or penalty on the ground that the transactions contemplated hereby, the parties hereto, or their subsidiaries, directors, or officers have breached or will breach any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit, or proceeding raises substantial questions of law or fact which could reasonably be decided materially adversely to either party hereto or its subsidiaries, directors, or officers.

4. CONDITIONS PRECEDENT TO PERFORMANCE OF THE OBLIGATIONS OF PUBLIC COMPANY.
The obligations of Public Company hereunder are subject to the satisfaction, on or prior to the Effective Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by Public Company in writing unless not so permitted by law:

4.1. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS.
All representations and warranties of VFCT contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of VFCT contained in this Share Exchange Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by VFCT on or prior to the Effective Date shall have been so performed or met. On the date of the Effective Date, the chief executive officer and the chief financial officer of VFCT shall deliver to Public Company a certificate to that effect. The delivery of such certificates shall in no way diminish the warranties, representations, covenants, and obligations of VFCT made in this Share Exchange Agreement.

4.2. NO ADVERSE DEVELOPMENTS.
(a) During the period from March 31, 2006, to the Effective Date, (i) there shall not have been any material adverse effect as defined in section 12.5(c) (a "Material Adverse Effect") with respect to VFCT.

(b) As of the Effective Date, there shall be no liabilities of VFCT, other than liabilities incurred in the ordinary course of business, which are material to VFCT on a consolidated basis which were not reflected in the VFCT Interim Financial Statements, as defined in section 6.12 hereof, and there shall be no material deterioration in the quality or market value of the real property, investments and other assets included in such financial statements of VFCT.

(c) Public Company shall have received a certificate dated the Effective Date, signed by the president and the chief financial officer of VFCT, certifying to the matters set forth in paragraphs (a) and (b) of this section 4.2. The delivery of such officers' certificate shall in no way diminish the warranties and representations of VFCT made in this Agreement.

4.3. COMPLETION AND PAYMENT FOR ANNUAL AUDIT.
VFCT shall cause to be completed its annual audit for 2005 and shall prepare and present within five (5) days of the Closing to Public Company interim financial statements prepared by its accountants current through March 31, 2006.

4.4. EXECUTION OF INVESTMENT LETTERS BY SELLERS.
Each Seller shall each have submitted fully executed Investment Letters in the form attached hereto as Exhibit E.

4.5. PREPARATION OF FORM 8-K.
A condition of the closing shall be the complete preparation in filing-ready form of the merger Form 8-K.

5. CONDITIONS PRECEDENT TO PERFORMANCE OF OBLIGATIONS OF VFCT.
The obligations of VFCT hereunder are subject to the satisfaction, on or prior to the Effective Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by VFCT in writing unless not so permitted by law:

5.1. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS.
All representations and warranties of Public Company contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of Public Company contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by Public Company on or prior to the Effective Date shall have been so performed or met. On the date of the Effective Date, either the president or an executive vice president of Public Company shall deliver to VFCT a certificate to that effect. The delivery of such officer's certificate shall in no way diminish the warranties, representations, covenants, and obligations of VFCT made in this Agreement.

5.2. NO ADVERSE DEVELOPMENTS.
During the period from March 31, 2006, to the Effective Date, there shall not have been any Material Adverse Effect with respect to Public Company, and VFCT shall have received a certificate dated the date of the Effective Date signed by either the president or an executive vice president of Public Company to the foregoing effect. The delivery of such officer's certificate shall in no way diminish the warranties and representations of Public Company made in this Agreement.

5.3 COMPLETION AND PAYMENT FOR ANNUAL AUDIT.
Public Company shall prepare and present within five (5) days of the Closing to VFCT interim financial statements prepared by its accountants current through March 31, 2006.

6. REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY.

Public Company represents and warrants to VFCT as follows:
6.1. ORGANIZATION, POWERS, AND QUALIFICATION.
 Public Company is a duly organized, validly existing corporation in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease its properties and to carry on its business as now conducted. Public Company owns or possesses in the operation of its business all franchises, licenses, permits, certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted.

6.2. EXECUTION AND PERFORMANCE OF AGREEMENT.
Public Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

6.3. BINDING OBLIGATIONS, DUE AUTHORIZATION.
Subject to the approval of its shareholders, this Agreement constitutes a valid, legal, and binding obligation of Public Company, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of Public Company.

6.4. ABSENCE OF VIOLATIONS.
Public Company is not (i) in violation of its bylaws, (ii) in violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any federal, state, local, or other governmental agency or body, (iii) in violation of or in default with respect to any order, writ, injunction, or decree of any court, or any order, license, regulation, or demand of any governmental agency; (iv) in violation of any term of any security agreement, mortgage, indenture, or any other contract, agreement, instrument, lease, or certificate, and Public Company has not received any claim or notice of violation with respect thereto.

6.5. ABSENCE OF DEFAULT.
None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms hereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of Public Company. None of such execution, consummation, or fulfillment will (a) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation, conflict, or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any of the property or assets of Public Company pursuant to any material agreement or instrument under which it is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, loan, credit arrangement or other commitment or arrangement of it in respect of which it is an obligor.

6.6. SUBSIDIARIES.
Public Company does not have any direct or indirect subsidiaries and does not directly or indirectly own, control, or hold, with the power to vote, any shares of the capital stock of any entity (including, without limitation, corporations, partnerships, and joint ventures). There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of Public Company. There are no other direct or indirect subsidiaries of Public Company which are required to be consolidated or accounted for on the equity method in the consolidated financial statements of Public Company prepared in accordance with generally accepted accounting principles.

6.7. CAPITAL STRUCTURE.
(a) The authorized capital stock of Public Company consists of 100,000,000 shares of Public Company Common Stock having a par value of $.001 per share, of which, as of the date of this Agreement, 5,000,000 shares have been duly issued and are validly outstanding, fully paid, and non-assessable, and held by one shareholder of record. The aforementioned shares of Public Company Common Stock are the only voting securities of Public Company authorized, issued, or outstanding as of such date; and there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights, including preemptive rights, calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of Public Company. No shares of Public Company Common Stock are held as treasury shares. None of the Public Company Common Stock is subject to any restrictions upon the transfer thereof under the terms of the articles of incorporation or bylaws of Public Company.

(b) As of the date hereof, to the best of the knowledge of Public Company, and except for this Agreement, there are no shareholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of any issued and outstanding shares of Public Company Common Stock to vote or to dispose of his, her or its shares of Public Company Common Stock.

6.8. ARTICLES OF INCORPORATION, BYLAWS, AND MINUTE BOOKS.
Public Company has provided VFCT with true, correct and complete copies of all of the certificates or articles of incorporation and all amendments thereto, and the bylaws, as amended, of Public Company and its subsidiaries. All minute books contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the shareholders of Public Company and its subsidiaries since their respective inceptions. All minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the shareholders and boards of directors of Public Company and its subsidiaries and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committee thereof) or of shareholders of Public Company or its subsidiaries.

6.9. BOOKS AND RECORDS.
The books and records of Public Company fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable accounting and legal requirements. Public Company follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements, including using the accrual method of accounting for all items of income and expense.

6.10. CONTRACTS, COMMITMENTS, ETC. Public Company has made available to VFCT:

(a) All contracts, agreements, plans or other arrangements applicable to employees, officers, or directors of Public Company, including compensation, bonus, stock option, stock purchase, medical, disability, group life or other insurance plans and any other remuneration or fringe benefit arrangements.

(b) All material contracts, agreements, leases, mortgages, and commitments to which Public Company is a party or may be bound; or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments.

(c) All contracts, agreements, leases, mortgages, and commitments, whether or not material, to which Public Company is a party or may be bound and which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation or performance of any of the transactions contemplated thereby or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments.

(d) All deeds, leases, contracts, agreements, mortgages, and commitments, whether or not material, to which Public Company is a party or may be bound and which relate to land, buildings, fixtures, or other real property.

(e) All federal, state, and local tax returns, including any amended returns, filed by Public Company for the year 2005, a copy of the calculation of the tax provision made by Public Company for the year 2006 and the interim period ended March 31, 2006, as recorded on its books and records, and a copy of all substantive correspondence or other documents or agreements received from or entered into with the Internal Revenue Service (the "IRS") or any other taxing authority since March 31, 2006, or that would have continuing effect after the Effective Date.

6.11. MATERIAL CONTRACT DEFAULTS.
All contracts, agreements, leases, mortgages, or commitments referred to in section 6.10 hereof are valid and in full force and effect on the date hereof. As of the date of this Agreement and as of the Effective Date, neither Public Company nor its subsidiaries will be in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound or affected or under which it or its assets, business, or operations receive benefits; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

  6.12. SEC FILINGS; FINANCIAL STATEMENTS.
(a) Public Company has made available to VFCT a correct and complete copy of each report and registration statement filed by Public Company with the SEC (the "Public Company SEC Reports"), which are all the forms, reports and documents required to be filed by Public Company with the SEC prior to the date of this Agreement. As of their respective dates the Public Company SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Public Company SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in Public Company SEC Reports, including each Public Company SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto and was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents or will fairly present in all material respects the financial position of Public Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements: (i) were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Public Company taken as a whole, and, if such adjustments have been made, then the financial statements contain an affirmative statement that the financial statements have been adjusted in order to make the financial statements not misleading, as required by Regulation S-B; and (ii) contain a report of the reviewing independent accountant as required by Regulation S-B.

(c) In addition, Public Company has furnished to VFCT its consolidated audited balance sheet as of December 31, 2005, and its related audited statements of operations, changes in stockholders' equity and cash flows for the fiscal year periods then ended, and the notes thereto, and its unaudited balance sheet as of March 31, 2006 and its related unaudited statements of operations, changes in stockholders' equity and cash flows for the three month period then ended (the “Public Company Interim Financial Statements”) (collectively, the "Public Company Financial Statements"). All of the Public Company Financial Statements, including the related notes, (i) were prepared in accordance with generally accepted accounting principles consistently applied in all material respects (subject, in the case of the Public Company Interim Financial Statements, to recurring audit adjustments normal in nature and amount), (ii) are in accordance with the books and records of Public Company, (iii) fairly reflect the financial position of Public Company as of such dates and the results of operations of Public Company for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items.

6.13. ABSENCE OF UNDISCLOSED LIABILITIES.
At March 31, 2006, Public Company had no obligation or liability of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) which was material, or which when combined with all similar obligations or liabilities would have been material, to Public Company, except as disclosed in the Public Company Interim Financial Statements. The amounts set up as current liabilities for taxes in the Public Company Interim Financial Statements are sufficient for the payment of all federal, state and local income, payroll, withholding, real estate, and other taxes of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not ("Tax" or "Taxes") accrued in accordance with generally accepted accounting principles and unpaid at December 31, 2005. Since December 31, 2005, Public Company neither incurred nor paid any obligation or liability that would be material (on a consolidated basis) to Public Company, except (x) for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with past practices, or (y) as set forth on Schedule 6.13 hereof, or (z) as expressly contemplated herein.

6.14. ABSENCE OF CERTAIN DEVELOPMENTS; QUALITY OF ASSETS.
Since March 31, 2006, there has been no Material Adverse Effect with respect to Public Company, its business, operations or financial condition including no material deterioration in the quality or market value of its assets, including those real properties, investments and other assets included in the Public Company Interim Financial Statements. Since March 31, 2006, Public Company has conducted its business only in the ordinary course of such business and consistent with past practice.

6.15. TAX MATTERS.
(a) All Tax returns and reports required to be filed by or on behalf of Public Company have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, or requests for extensions have been timely filed, granted, and have not expired, and all returns filed are complete and accurate and properly reflect their Taxes for the periods covered. All Taxes shown or required to be shown on filed returns have been paid, except for any not yet due and payable.

(b) Public Company has in all material respects satisfied all federal, state, local, and foreign withholding tax requirements including but not limited to income, social security, and employment tax withholding.

6.16.  Reserved.

6.17. TRANSACTIONS WITH AFFILIATES.
Except as set forth on Schedule 6.17 hereof, (a) none of the officers, directors, or beneficial holders of 5 percent or more of the common stock of Public Company or VFCT has any ongoing material transaction with Public Company or VFCT on the date of this Agreement; (b) no Insider has any ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with Public Company or VFCT not in the ordinary course of business.

6.18. OTHER INSURANCE.
Public Company carries insurance with reputable insurers in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its businesses. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. All premiums to date have been paid in full. Public Company is not in default with respect to any such policy that is material to it.

6.19. EMPLOYEE BENEFIT PLANS; LABOR MATTERS.
(a) Schedule 6.19 hereto contains a complete list of all employee benefit plans of Public Company, including group insurance contracts, life insurance, health insurance, severance, and all other employee benefit plans, agreements or arrangements, whether formal or informal, whether written or oral, whether legally binding or not, under which any current or former employee of Public Company has any present right to future benefits or payments or under which Public Company has any present or future liability (together, the "Public Company Plans").

(b) As to each of the Public Company Plans, Public Company has made available to VFCT true, complete, current, and accurate copies of the executed document or documents governing the plan, including the related agreement, insurance policy, and summary plan description (or other description in the case of an unwritten plan).

(c) Public Company has no liability under any Public Company Plan which is not reflected in the Interim Public Company Financial Statements (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, bonus, vacation, incentive compensation, and anniversary awards, provided that such liabilities are not in any event material).

(d) Public Company has never maintained, established, sponsored, participated in or contributed to any employee benefit plan within the meaning of Section 3(1) or Section 3(2) of the Employee Income Security Act of 1974, as amended (“ERISA”).

(e) Public Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting or relating to employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

6.20. COMPENSATION.
(a) Schedule 6.20 hereto contains a true and correct statement of the names, relationships with Public Company, aggregate compensation for the interim period ended March 31, 2006, and present rates of compensation and (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), of each director, officer, or other employee or agent of Public Company whose aggregate compensation for the fiscal year ended December 31, 2005, at present rates, would be expected to exceed the rate of $5,000 per annum.

(b) Except as set forth on Schedule 6.20 hereto, since March 31, 2006, Public Company has not changed the rate of compensation of any of its directors, officers, employees or agents nor has any contract, agreement, plan, or other arrangement been entered into or amended to increase the compensation, payments or benefits thereunder.

6.21. ENVIRONMENTAL LIABILITY.
(a) Public Company is not in violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment ("Environmental Laws").

(b) Public Company has not received notice that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, nor has Public Company or its subsidiaries received any notification that any hazardous waste, as defined by 42 U.S.C. section 6903(5), any hazardous substances, as defined by 42 U.S.C. section 9601(14), any “pollutant or contaminant”, as defined by 42 U.S.C. section 9601(33), or any toxic substance, hazardous materials, oil, or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") that it has disposed of, has been found at any site at which a federal or state agency is conducting a remedial investigation or other action pursuant to any Environmental Law.

6.22. REAL AND PERSONAL PROPERTY.
Public Company possesses good and marketable title to and owns, free and clear of any mortgage, pledge, lien, charge, or other encumbrance or other third party interest of any nature whatsoever which would materially interfere with the business or operations of Public Company, its real and personal property and other assets, including without limitation those properties and assets reflected in the Public Company Interim Financial Statements, or acquired by Public Company subsequent to the date thereof. The leases pursuant to which Public Company leases real or personal property as lessee are valid and effective in accordance with their respective terms; and there is not, under any such lease, any material existing default or any event which, with the giving of notice or lapse of time or otherwise, would constitute a material default. The real properties leased by Public Company as lessor are valid and effective in accordance with their respective terms; and there is not, under any such lease, any material existing default or any notice of pending default by any lessee which would have a Material Adverse Effect on Public Company. The real properties leased by Public Company as lessor are in good repair and normal operating condition and are free from any known defects, except minor defects, that would materially interfere with the continued lease of the property.

6.23. CAPITAL EXPENDITURES.
Except as set forth on Schedule 6.23 hereof, Public Company does not have any outstanding commitments to make capital expenditures or other asset purchases which, in the aggregate, exceeds $50,000.

6.24. INTERNAL CONTROLS.
Public Company maintains internal controls to provide reasonable assurance to its board of directors and officers that its assets are safeguarded, its records and reports are prepared in compliance with all applicable legal and accounting requirements and with its internal policies and practices, and applicable federal, state, and local laws and regulations are complied with. These controls extend to the preparation of its financial statements to provide reasonable assurance that the statements are presented fairly in conformity with generally accepted accounting principles. The controls contain self-monitoring mechanisms, and appropriate actions are taken on significant deficiencies as they are identified.

6.25. ACCOUNTING TREATMENT.
Public Company is aware of no reason why the Acquisition will fail to qualify as a reverse acquisition under the purchase method for business combinations.

6.26. DISCLOSURE.
No representation or warranty hereunder and no certificate, statement, or other document delivered by Public Company hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to Public Company that might materially adversely affect its business, assets, liabilities, financial condition, results of operations, or prospects which has not been disclosed in the Public Company Financial Statements, this Agreement or other document delivered by Public Company to VFCT. Copies of all documents delivered to VFCT by Public Company under this Agreement are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

7. COVENANTS OF PUBLIC COMPANY.

Public Company covenants and agrees as follows:
7.1. RIGHTS OF ACCESS.
 From the date hereof to the Effective Date, Public Company shall give to VFCT and to its representatives, including its certified public accountants full access during normal business hours to all of the property, documents, contracts, books, and records of Public Company, and such information with respect to its business affairs and properties as VFCT from time to time may reasonably request.

7.2. EXTRAORDINARY TRANSACTIONS.
Without the prior written consent of VFCT, Public Company will not, on or after the date of this Agreement: (a) declare or pay any cash dividends or property dividends with respect to any class of its capital stock; (b) declare or distribute any stock dividend, authorize a stock split, or authorize, issue or make any distribution of its capital stock or any other securities or grant any options to acquire such additional securities; (c) either (i) merge into, consolidate with, or sell or otherwise dispose of its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated herein, or (ii) engage in any discussions concerning such a possible transaction except as explicitly contemplated herein unless the board of directors of Public Company, based upon the advice of legal counsel, determines in good faith that such action is required for the board of directors to comply with its fiduciary duties to stockholders imposed by law; (d) convert the form of entity of Public Company from that in existence on the date of this Agreement to any other form of entity; (e) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock; (f) except in the ordinary course of its business or to accomplish the transactions contemplated by this Agreement, incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, pay or become obligated to pay any legal, accounting, or miscellaneous other expense, or engage in any transaction; (g) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (h) enter into or assume any one or more commitments to make capital expenditures, any of which individually exceeds $20,000 or which in the aggregate exceed $50,000; (i) except for increases in the ordinary course of business in accordance with past practices, and except as explicitly contemplated by this Agreement, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee; (j) except as otherwise required by law, create or modify any profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit; (k) enter into any employment or personal services contract with any person or firm, except directly to facilitate the transactions contemplated by this Agreement; nor (l) change the nature or increase the concentration of risk of investments and of cash and cash equivalents.

7.3. PRESERVATION OF BUSINESS.
Public Company will (a) carry on its business and manage its assets and properties diligently and substantially in the same manner as heretofore; (b) use commercially reasonable efforts to continue in effect its present insurance coverage on all properties, assets, business, and personnel; (c) use commercially reasonable efforts to preserve its business organization intact, to keep available its present employees, and to preserve its present relationships with all those entities having business dealings with it; (d) not do anything and not fail to do anything which will cause a breach of or default in any contract, agreement, commitment, or obligation to which it is a party or by which it may be bound; and (e) conduct its affairs so that at the Effective Date none of its representations and warranties will be inaccurate, none of its covenants and agreements will be breached, and no condition in this Agreement will remain unfulfilled by reason of its actions or omissions.

7.4. AFFILIATES.
Public Company will furnish to VFCT a list of all persons known to Public Company who at the date of this Share Exchange Agreement may be deemed to be “affiliates” of Public Company within the meaning of Rule 145 under the Securities Act.

7.5. PURCHASE METHOD TREATMENT.
Public Company will take no action that would prevent or impede the Acquisition from qualifying as a reverse acquisition under the purchase method for business combinations.

7.6. UPDATED SCHEDULES.
Not less than fifteen business days prior to the Effective Date and as of the Effective Date, Public Company will deliver to VFCT any updates to the schedules to its representations which may be required to disclose events or circumstances arising after the date hereof. Such schedules shall be updated only for the purpose of making the representations and warranties contained in this Agreement to which such part of such schedules relate true and correct in all material respects as of the date such schedule is updated, and the updated schedule shall not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects as of a date prior to the date of such updated schedule. For purposes of determining whether the conditions set forth in section 4.1 to VFCT's obligations have been met, any such updated schedules delivered to VFCT shall be disregarded unless VFCT shall have agreed to accept any changes reflected in such updated schedules.

7.7. SUBSEQUENT EVENTS.
Until the Effective Date, Public Company will immediately advise VFCT in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or which (if existing and known at any time prior to or at the Effective Date) would cause a condition to VFCT's obligations under this Agreement not to be fully satisfied.

7.8. REGISTRATION RIGHTS.
Coast To Coast Equity Group, Inc., Quetzal Capital Funding 1, Inc., and certain private equity sponsors shall have the registration rights set forth in the Registration Rights Agreement attached hereto as Exhibit D.

7.9. TIMETABLE FOR REGISTRATION STATEMENT.
Public Company shall cause to be filed no later than thirty (30) days after the Company obtains a shareholder base of 35 shareholders a registration statement for the benefit of the parties identified in the Registration Rights Agreement (the “Registration Statement”). Public Company shall have made its best effort to make the Registration Statement effective within 180 days of the date of this Share Exchange Agreement.

7.10. ALTERNATIVE REMEDY FOR FAILURE OF REGISTRATION.
In the event that the Registration Rights Agreement and/or the Registration Statement shall fail for any reason to be properly executed, effective, and otherwise enforceable, Public Company agrees to indemnify Coast To Coast Equity Group, Inc., Quetzal Capital Funding 1, Inc., and any private equity sponsors, and any other Public Company shareholders, beneficial owners of Public Company common stock, and rights holders for whom the Registration Rights Agreement is intended to benefit by paying, within five (5) days after receipt of written demand, the difference between the market value of the holder’s restricted Public Company securities and the higher closing market price of free trading Public Company common stock valued: (i) on the day before the Registration Statement has been withdrawn from the SEC; or (ii) on the next business day falling 180 days after the execution of this Share Exchange Agreement if such Registration Statement has failed to go effective or has failed to be filed. Payment may be made in cash or securities of equivalent market value.

8. REPRESENTATIONS AND WARRANTIES OF VFCT.

VFCT, by and through Sellers, represents and warrants to Public Company as follows:
8.1. ORGANIZATION, POWERS, AND QUALIFICATION.
VFCT is a duly organized, validly existing corporation in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its property and assets, to lease properties used in its business, and to carry on its business as now conducted. VFCT owns or possesses in the operation of its business all franchises, licenses, permits, certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted.

8.2. EXECUTION AND PERFORMANCE OF AGREEMENT.
VFCT has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

8.3. BINDING OBLIGATIONS, DUE AUTHORIZATION.
Subject to the approval of its shareholders, this Share Exchange Agreement constitutes a valid, legal, and binding obligation of VFCT, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by the board of directors of VFCT.

8.4. ABSENCE OF DEFAULT.
None of the execution or the delivery of this Share Exchange Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms hereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of VFCT. None of such execution, consummation, or fulfillment will (a) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation, conflict, or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any of the property or assets of VFCT pursuant to any material agreement or instrument under which it is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement or other commitment or arrangement of it in respect of which it is an obligor.

8.5. CAPITAL STRUCTURE.
(a) The authorized common stock of VFCT as of the date of this Share Exchange Agreement consists of 1,000 shares of VFCT Common Stock having a par value of $.001 per share, of which, as of the date of this Agreement, 1,000 shares have been duly issued and are validly outstanding, fully paid and non-assessable, and held by approximately sixteen (16) shareholders of record. The aforementioned shares of VFCT Common Stock are the only voting securities of VFCT authorized, issued, or outstanding as of the date of this Agreement; and there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights, including preemptive rights, calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of VFCT.

(b) As of the date hereof, to the best of the knowledge of VFCT, and except for this Share Exchange Agreement, there are no shareholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of any issued and outstanding shares of VFCT Common Stock to vote or to dispose of his, her or its shares of VFCT Common Stock.

8.6. BOOKS AND RECORDS.
The books and records of VFCT fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable accounting and legal requirements. VFCT follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements, including using the accrual method of accounting for all items of income and expense. VFCT has made all accruals in amounts that accurately report income and expense in the proper periods in accordance with generally accepted accounting principles. VFCT has filed all material reports and returns required by any law or regulation to be filed by it.

8.7. FINANCIAL STATEMENTS.
VFCT has furnished to Public Company its consolidated audited balance sheet as of each of December 31, 2005 and 2004, and its related audited consolidated statements of operations, changes in stockholders' equity and cash flows for each of the fiscal year periods then ended, and the notes thereto, and its consolidated unaudited balance sheet as of March 31, 2006 and its related unaudited consolidated statements of operations, changes in stockholders' equity and cash flows for the nine month period then ended (the “VFCT Interim Financial Statements”) (collectively, the "VFCT Financial Statements"). All of the VFCT Financial Statements, including the related notes, (a) were prepared in accordance with generally accepted accounting principles consistently applied in all material respects (subject, in the case of the VFCT Interim Financial Statements, to recurring audit adjustments normal in nature and amount), (b) are in accordance with the books and records of VFCT, (c) fairly reflect the consolidated financial position of VFCT as of such dates, and the consolidated results of operations of VFCT for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items.

8.8. ARTICLES OF INCORPORATION, BYLAWS, AND MINUTE BOOKS.
VFCT has provided Public Company with true, correct and complete copies of all of VFCT’s certificates or articles of incorporation, the bylaws, and all amendments thereto, and the minute books. All minute books contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the shareholders of VFCT since its inception. All minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the shareholders and boards of directors of VFCT and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committee thereof) or of shareholders of VFCT.

8.9. ABSENCE OF CERTAIN DEVELOPMENTS.
Since March 31, 2006, there has been (a) no Material Adverse Effect with respect to VFCT, (b) no material decrease in the value of the assets of VFCT (c) no material increase in the level of liabilities of VFCT. Since March 31, 2006, VFCT has conducted its business only in the ordinary course of such business and consistent with past practice.

8.10. DISCLOSURE.
No representation or warranty hereunder and no certificate, statement, or other document delivered by VFCT hereunder or in connection with this Share Exchange Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to VFCT that might materially adversely affect its business, assets, liabilities, financial condition, results of operations, or prospects which has not been disclosed in the VFCT Financial Statements or a certificate, schedule or other document delivered by VFCT to Public Company. Copies of all documents delivered to Public Company by VFCT under this Agreement are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

9. COVENANTS OF VFCT.

VFCT, by and through Louis J. Brothers and Larry K. Wilhide, covenants and agrees as follows:
9.1. RIGHTS OF ACCESS.
From the date hereof to the Effective Date, VFCT shall give to Public Company, Coast To Coast Equity Group, Inc., and to their representatives, including their certified public accountants reasonable access during normal business hours upon reasonable advance notice to all of the property, documents, contracts, books, and records of VFCT, and such information with respect to its business affairs and properties as Public Company or Coast To Coast Equity Group, Inc., from time to time may reasonably request, and Public Company and Coast To Coast Equity Group, Inc. will be furnished with copies of all such books, records, agreements and other documents as may be reasonably requested by it. In connection with such investigation, Public Company and Coast To Coast Equity Group, Inc. will also be permitted to speak with such officers, directors, creditors, lessees, lessors, customers and litigation counsel of VFCT as Public Company and Coast To Coast Equity Group, Inc. may specify.

9.2. EXTRAORDINARY TRANSACTIONS.
Without the prior written consent of Public Company, VFCT will not, on or after the date of this Share Exchange Agreement: (a) declare or pay any cash dividends or property dividends with respect to any class of its capital stock; (b) declare or distribute any stock dividend nor authorize a stock split; (c) merge into, consolidate with, or sell or otherwise dispose of its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated herein; (d) convert the form of entity of VFCT from that in existence on the date of this Share Exchange Agreement to any other form of entity; (e) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock; (f) except in the ordinary course of its business or to accomplish the transactions contemplated by this Agreement, incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, pay or become obligated to pay any legal, accounting, or miscellaneous other expense, or engage in any transaction; (g) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (h) enter into or assume any one or more commitments to make capital expenditures, any of which individually exceeds $20,000 or which in the aggregate exceed $50,000; (i) except for increases in the ordinary course of business in accordance with past practices and except as explicitly contemplated by this Agreement, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee; (j) except as otherwise required by law, create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit; (k) enter into any employment or personal services contract with any person or firm, except directly to facilitate the transactions contemplated by this Share Exchange Agreement; nor (l) change the nature or increase the concentration of risk of cash and cash equivalents.

9.3. PRESERVATION OF BUSINESS.
VFCT will (a) carry on its business and manage its assets and property diligently and substantially in the same manner as heretofore; (b) use commercially reasonable efforts to continue in effect its present insurance coverage on all property, assets, business, and personnel; (c) use commercially reasonable efforts to preserve its business organization intact, to keep available its present employees, and to preserve its present relationships with those entities having business dealings with it; (d) not do anything and not fail to do anything which will cause a breach of or default in any contract, agreement, commitment, or obligation to which it is a party or by which it may be bound; and (e) conduct its affairs so that at the Effective Date none of its representations and warranties will be inaccurate, none of its covenants and agreements will be breached, and no condition in this Agreement will remain unfulfilled by reason of its actions or omissions.

9.4. SHAREHOLDERS’ MEETING.
Unless a majority of shareholders shall provide their written consent, VFCT shall hold a meeting of its shareholders in accordance with the BCL to consider and vote upon this Agreement. Subject to its fiduciary duty to shareholders, the board of directors of VFCT shall recommend to its shareholders that this Agreement be adopted.

9.5. SUBSEQUENT EVENTS.
Until the Effective Date, VFCT will immediately advise Public Company in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or which (if existing and known at the time of the Effective Date) would cause a condition to Public Company's obligations under this Share Exchange Agreement not to be fully satisfied.

9.6. UPDATED SCHEDULES.
Not less than fifteen business days prior to the Effective Date and as of the Effective Date, VFCT will deliver to Public Company any updates to the schedules to its representations which may be required to disclose events or circumstances arising after the date hereof. Such schedules shall be updated only for the purpose of making the representations and warranties contained in this Agreement to which such part of such schedules relate true and correct in all material respects as of the date such schedule is updated, and the updated schedule shall not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects as of a date prior to the date of such updated schedule. For purposes of determining whether the conditions set forth in section 4.1 to VFCT's obligations have been met, any such updated schedules delivered to Public Company shall be disregarded unless Public Company shall have agreed to accept any changes reflected in such updated schedules.

9.7 COVENANT BY VFCT WITH COAST TO COAST EQUITY GROUP, INC.
(a) Exclusive Dealings. VFCT acknowledges that Coast To Coast Equity Group, Inc. has invested substantial time and resources and incurred substantial expenses in connection with conducting its business, financial and legal due diligence investigation of VFCT and in negotiating and drafting the Share Exchange Agreement. To induce Coast To Coast Equity Group, Inc. to incur such expenses, VFCT covenanted with Coast To Coast Equity Group, Inc. in their Letter of Intent and Amended Letter of Intent and covenants in this Share Exchange Agreement for the benefit of Coast To Coast Equity Group, Inc. that until the earlier of the termination of the Amended Letter of Intent or the execution of the Share Exchange Agreement, VFCT will not, directly or indirectly, through any officer, director, employee, subsidiary or other affiliate, representative or agent (provided, however, that this Paragraph 9.7(a) will not be deemed to bind a stockholder of VFCT that is not a director, officer, or employee of VFCT and that acts independently of VFCT and without any assistance or encouragement from VFCT or any of its other affiliates):

(i)
solicit, initiate or knowingly encourage any inquiries or proposals from any person or entity (other than Coast To Coast Equity Group, Inc.) that constitute, or could reasonably be expected to lead to, a proposal or offer for a Acquisition or consolidation involving VFCT, a sale of all or substantially all of VFCT’s assets or a sale of shares of VFCT capital stock (including, without limitation, by way of a tender offer but excluding an offer and sale of shares pursuant to a bona fide employee stock plan sponsored by VFCT) resulting in any person acquiring beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) having been formed which beneficially owns, 50% or more of the voting power of the outstanding VFCT capital stock (any of the foregoing inquiries and proposals other than by Coast To Coast Equity Group, Inc. being referred to in this Paragraph 9.7(a) as an "Acquisition Proposal"),

(ii)	engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or
(iii)	agree to, approve or recommend any Acquisition Proposal.

VFCT also covenants to cause all current discussions and negotiations with any persons other than Coast To Coast Equity Group, Inc. concerning the foregoing transactions to cease and to communicate to Coast To Coast Equity Group, Inc. as promptly as practicable the terms of, and the identity of any person making, any Acquisition Proposal. VFCT further covenants to communicate to Coast To Coast Equity Group, Inc. as promptly as practicable any determination that an Acquisition Proposal constitutes a Superior Proposal.

(b) Fiduciary-Out Provision. Notwithstanding the preceding paragraph or anything else to the contrary in Paragraph 9.7(a), nothing contained in Paragraph 9.7(a) shall prevent VFCT or its Board at any time from:
(i)  providing information in response to a request therefor made prior to VFCT’s execution of the Share Exchange Agreement by any person or entity who has delivered to VFCT an Acquisition Proposal which was not solicited, initiated or knowingly encouraged by VFCT, directly or indirectly, if VFCT’s Board receives from the person or entity so requesting such information an executed confidentiality agreement, the terms of which are (without regard to the terms of the Acquisition Proposal) (1) on balance no less favorable to VFCT and (2) on balance no less restrictive on the person or entity requesting such information than those contained in any Confidential Information Non-Disclosure and Non-Solicitation Agreement executed by Coast To Coast Equity Group, Inc.;
(ii) engaging in negotiations or discussions with a person or entity who has delivered to VFCT an unsolicited Acquisition Proposal; or
(iii) taking any position with regard to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934, as amended, that is consistent with the fiduciary duties of the Board under applicable law with respect to a tender offer commenced by a third party;
if, and only to the extent that, for purposes of clauses (ii) and (iii) above, VFCT’s Board determines in good faith (after consultation with its financial advisor) that the Acquisition Proposal would constitute, or could reasonably result in, in each case, if consummated, a transaction that is more favorable to VFCT's stockholders (with respect to financial and other terms and, if applicable, strategic benefit) than the Acquisition (any Acquisition Proposal as to which such determination is made being referred to in this Agreement as a "Superior Proposal").

If Coast To Coast Equity Group, Inc. shall have terminated the Amended Letter of Intent prior to the execution of the Share Exchange Agreement pursuant to Paragraph 11(a)(vi) of the Amended Letter of Intent, or if VFCT shall have terminated the Amended Letter of Intent pursuant to Paragraph 11(a)(iii) of the Amended Letter of Intent, and VFCT enters into a letter of intent, memorandum of understanding or definitive agreement with respect to an Acquisition Proposal with any person or entity other than Coast To Coast Equity Group, Inc. within six (6) months of the date of the termination of the Amended Letter of Intent by Coast To Coast Equity Group, Inc. pursuant to Paragraph 11(a)(vi) of the Amended Letter of Intent or by VFCT pursuant to Paragraph 11(a)(iii) of the Amended Letter of Intent, then VFCT must pay Coast To Coast Equity Group, Inc. (i) an amount equal to $250,000, which amount shall be due and payable upon entry into such letter of intent, memorandum of understanding or definitive agreement and (ii) Coast To Coast Equity Group, Inc.’s reasonable documented out-of-pocket expenses (including, without limitation, reasonable legal, accounting, appraisal and financial advisory fees), up to an aggregate amount of $350,000, incurred by Coast To Coast Equity Group, Inc. in connection with the negotiation and drafting of the Letter of Intent, the Amended Letter of Intent or the Share Exchange Agreement and in connection with the other transactions contemplated by the Amended Letter of Intent (including Coast To Coast Equity Group, Inc.'s due diligence investigation), which amount shall be due and payable upon entry into such letter of intent, memorandum of understanding or definitive agreement, subject to the receipt of reasonably satisfactory documentation regarding such expenses. The receipt of the foregoing amounts will serve as the sole and exclusive remedy to Coast To Coast Equity Group, Inc. in the event of such a termination of the Amended Letter of Intent.

(c) No Transaction Based Compensation. COAST’s compensation for all actions it has performed heretofore and for all actions that it may take on behalf of VFCT as set forth in the Consulting Agreement is limited to the compensation agreed to and provided in the Consulting Agreement. It is not hereby implied that the parties are precluded from being able to negotiate for the provision of additional services for separate consideration.

  9.8. NON-DILUTION RIGHTS OF CERTAIN SHAREHOLDERS.
VFCT agrees that, upon the closing of this Agreement, the following persons or entities shall have non-dilution rights attaching to their common stock and warrant interests in Public Company:
(a) Three million (3,000,000) shares reserved for warrants for COAST pursuant to the Consulting Agreement and Warrant Agreement attached hereto as Exhibits B and C, respectively;
(b) Five million (5,000,000) shares owned by Quetzal Capital Funding 1, Inc. representing ten percent (10%) of the issued and outstanding common stock of Public Company upon the closing of this Share Exchange Agreement; and
(c) Any shares of Public Company purchased from Public Company by COAST or Quetzal Capital Funding 1, Inc. during the period between the closing of this Share Exchange Agreement and the date two (2) years from the effective date of a registration statement filed pursuant to the Registration Rights Agreement attached hereto as Exhibit D;

provided, however, that, as set forth in more detail in the Registration Rights Agreement, the above securities may be subject to termination of rights of non-dilution upon the occurrence of certain events or the passage of time.

VFCT agrees to immediately execute all necessary documents and to amend its by-laws to preserve these rights of certain shareholders. Neither VFCT, Public Company, nor any shareholder thereof has the power to alter these terms, except as may be permitted in the Registration Rights Agreement.

    9.10. PUBLIC COMPANY SHAREHOLDER BASE.
VFCT agrees that Quetzal Capital Funding 1, Inc., and its shareholders, for a period up to two (2) years following the effective date of a registration statement filed pursuant to the Registration Rights Agreement attached hereto as Exhibit D, may cause Public Company to create subsidiaries for the acquisition and spin-off of certain companies deemed suitable for investment. Quetzal Capital Funding 1, Inc. may use the shareholder base of Public Company to effect any such spin-off transaction provided that Public Company incurs no costs or expenses from any acquisition or spin-off transacted by Quetzal Capital Funding 1, Inc., unless otherwise agreed to by Public Company and Quetzal Capital Funding 1, Inc.

10. CLOSING.

10.1. PLACE AND TIME OF CLOSING.
Closing shall take place at the offices of Russell C. Weigel, III, P.A., at One Southeast Third Avenue, Suite 1750, Miami, Florida 33131, or such other place as the parties choose, commencing at 1:00 p.m., Eastern Standard Time, on the date of the Effective Date, provided that all conditions precedent to the obligations of the parties hereto to close have then been met or waived.

11. TERMINATION, WAIVER, AND AMENDMENT.

11.1. TERMINATION BY REASON OF LAPSE OF TIME.
This Agreement may be terminated by any party after July 8, 2006, by instrument duly authorized and executed and delivered to the other party, unless the Effective Date shall have occurred.

11.2. GROUNDS FOR TERMINATION.
This Agreement may be terminated by written notice of termination at any time before the Effective Date (whether before or after action by stockholders of Public Company or VFCT):
(a) by mutual consent of the parties hereto;

(b) by VFCT, upon written notice to Public Company given at any time (i) if any of the representations and warranties of Public Company contained in section 6 hereof was materially incorrect when made, or (ii) in the event of a material breach or material failure by Public Company of any covenant or agreement of Public Company contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to Public Company, and which inaccuracy, breach, or failure, if continued to the Effective Date, would result in any condition set forth in section 4 hereof not being satisfied;

(c) by Public Company, upon written notice to VFCT given at any time (i) if any of the representations and warranties of VFCT contained in section 8 hereof was materially incorrect when made, or (ii) in the event of a material breach or material failure by VFCT of any covenant or agreement of VFCT contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to VFCT, and which inaccuracy, breach, or failure, if continued to the Effective Date, would result in any condition set forth in section 5 hereof not being satisfied.

(d) by either VFCT or Public Company upon written notice given to the other if the shareholders of either VFCT or Public Company shall have voted on and failed to adopt this Agreement, at the meeting of such shareholders called for such purpose.

11.3. EFFECT OF TERMINATION.
In the event of the termination and abandonment hereof pursuant to the provisions of section 11.1 or section 11.2, this Agreement shall become void and have no force or effect without any liability on the part of VFCT, Public Company, or their respective directors or officers or shareholders, in respect of this Agreement. Notwithstanding the foregoing, as provided in section 12.4 of this Agreement, the confidentiality agreement contained in that section shall survive such termination.

11.4. WAIVER OF TERMS OR CONDITIONS.
Any of the terms or conditions of this Agreement, to the extent legally permitted, may be waived at any time prior to the Effective Date by the party which is, or whose shareholders are, entitled to the benefit thereof, by action taken by that party, by the board of directors of such party, or by its chairman, or by its president; provided that such waiver shall be in writing and shall be taken only if, in the judgment of the party, board of directors, or officer taking such action, such waiver will not have a materially adverse effect on the benefits intended hereunder to it or to the shareholders of its or his corporation; and the other parties hereto may rely on the delivery of such a waiver as conclusive evidence of such judgment and the validity of the waiver.

11.5. AMENDMENT.
Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the exhibit hereto may be amended, supplemented, or interpreted at any time prior to the Effective Date by written instrument only duly authorized and executed by each of the parties hereto; provided, however, that (except as specifically provided herein or as may be approved by such shareholders) this Share Exchange Agreement may not be amended after:

(a) the action by shareholders of Public Company in any respect that would change (i) the amount or kind of shares, obligations, cash, property, or rights to be received in exchange for or on conversion of the Public Company Common Stock; (ii) any term of the certificate of incorporation of VFCT to be effected by the Acquisition; or (iii) any of the terms and conditions of this Agreement if the change would adversely affect the shareholders of Public Company, or

(b) the action by shareholders of VFCT in any respect that would change (i) the amount or kind of shares, obligations, cash, property, or rights to be received in exchange for the VFCT Common Stock to be delivered in the Acquisition; (ii) any term of the certificate of incorporation of VFCT to be effected by the Acquisition; or (iii) any of the terms and conditions of this Agreement if the change would adversely affect the shareholders of VFCT.

12. GENERAL PROVISIONS.

12.1. ALLOCATION OF COSTS AND EXPENSES.
Except as provided in this section, each party hereto shall pay its own fees and expenses, including without limitation the fees and expenses of its own counsel and its own accountants and tax advisers, incurred in connection with this Agreement and the transactions contemplated hereby.

12.2. MUTUAL COOPERATION.
Subject to the terms and conditions herein provided, each party shall use its best efforts, and shall cooperate fully with the other party, in expeditiously carrying out the provisions of this Agreement and in expeditiously making all filings and obtaining all necessary approvals, and as soon as practicable shall execute and deliver, or cause to be executed and delivered, such notifications and additional documents and instruments and do or cause to be done all additional things necessary, proper, or advisable under applicable law to consummate and make effective on the earliest practicable date the transactions contemplated hereby.

12.3. FORM OF PUBLIC DISCLOSURES.
VFCT and Public Company shall mutually agree in advance upon the form and substance of all public disclosures concerning this Agreement and the transactions contemplated hereby and shall not issue any such public disclosure prior to such consultation. Approval by VFCT or Public Company of such public disclosure shall not be unreasonably withheld.

12.4. CONFIDENTIALITY.
VFCT and Public Company shall use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement. Neither VFCT nor Public Company shall use any of such information for any other purpose, including, without limitation, the competitive detriment of any other party. VFCT and Public Company shall maintain as strictly confidential all information each of them learns from the other and shall, at any time after termination of this Agreement in accordance with the terms hereof, upon the request of the other, return promptly to it all documentation provided by it or made available to third parties. Each of the parties may disclose such information to its respective affiliates, counsel, accountants, tax advisers, and consultants, provided that such parties are advised of the confidential nature of such information and agree to be bound by the terms of this section 12.4. The confidentiality agreement contained in this section 12.4 shall remain operative and in full force and effect, and shall survive the termination of this Agreement.

12.5. STANDARD OF MATERIALITY AND OF MATERIAL ADVERSE EFFECT.

(a) For purposes of sections 4, 6, and 7 of this Share Exchange Agreement, the terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individually and in the aggregate in excess of 3 percent of the shareholders' equity of Public Company as of March 31, 2006, as determined in accordance with generally accepted accounting principles.

(b) For purposes of sections 5, 8, and 9 of this Share Exchange Agreement, the terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individually and in the aggregate in excess of 3 percent of the shareholders' equity of VFCT as of March 31, 2006, as determined in accordance with generally accepted accounting principles.

(c) The term "Material Adverse Effect" wherever used in this Share Exchange Agreement shall mean, with respect to a party, a material adverse effect on the business, results of operations, financial condition, including the market value of any of the assets, or prospects of such party and its subsidiaries taken as a whole.

12.6. COUNTERPARTS.
This Share Exchange Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Share Exchange Agreement or any counterpart hereof to produce or account for the other counterpart.

12.7. ENTIRE AGREEMENT.
This Share Exchange Agreement sets forth the entire understanding of the parties hereto with respect to their commitments to each other and their undertakings vis-à-vis each other on the subject matter hereof. Any previous agreements or understandings among the parties regarding the subject matter hereof are merged into and superseded by this Share Exchange Agreement. Nothing in this Share Exchange Agreement express or implied is intended or shall be construed to confer upon or to give any person, other than VFCT, Public Company, and their respective shareholders, any rights or remedies under or by reason of this Share Exchange Agreement.

12.8. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS.
None of the representations, warranties, covenants, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive the Effective Date, except for sections 12.4 and 12.6, and those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Date.

12.9. SECTION HEADINGS.
The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

12.10. NOTICES.

A. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to Sellers: If to Coast To Coast Equity Group, Inc.:

Valley Forge Composite Technologies, Inc. Attention: Charles J. Scimeca
Attention: Louis J. Brothers 9040 Town Center Parkway
628 Jamie Circle Bradenton, FL 34202
King of Prussia, PA 19406

If to Quetzal Capital Funding 1, Inc.: If to Quetzal Capital 1, Inc.:

Attention: Tony Frudakis Attention: Tony Frudakis
9040 Town Center Parkway 9040 Town Center Parkway
Bradenton, FL 34202 Bradenton, FL 34202

B. For purposes of notice, the address of each Party will be the address first set forth above; provided, however, that each Party will have the right to change its respective address for notices hereunder to another location by giving ten (10) days advance written notice to the other Party in the manner set forth above.
C. All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

12.11. CHOICE OF LAW.
This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Florida, without giving effect to the principles of conflict of law thereof. Each of the parties agrees that it may be served with process in any action with respect to this Share Exchange Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of Pennsylvania or the State of Florida, respectively.

12.12. KNOWLEDGE OF A PERSON.
References in this Share Exchange Agreement to the knowledge of a party shall mean the actual knowledge possessed by the present executive officers of such party.

12.13. BINDING AGREEMENT.
This Share Exchange Agreement shall be binding upon the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

[THIS AREA IS INTENTIONALLY LEFT BLANK]

AUTHORIZATION OF LOUIS J. BROTHERS

I HEREBY STATE UNDER OATH that the above instrument is entered into as my free and voluntary act and deed for the uses and purposes therein mentioned.

/s/ Louis J. Brothers
Louis J. Brothers
STATE OF PENNSYLVANIA	}
} ss:
COUNTY OF	}

Sworn to and subscribed before me this  day of July, 2006, by
     . He personally appeared before me at the time of this notarization.
He is:
Personally Known to me  OR
Produced Identification  . Type of Identification Produced:   .

________________
Notary Public

________________
Print Name

State of Pennsylvania Commission No.:

AUTHORIZATION OF LARRY K. WILHIDE

I HEREBY STATE UNDER OATH that the above instrument is entered into as my free and voluntary act and deed for the uses and purposes therein mentioned.

/s/ Larry K. Wilhide
  Larry K. Wilhide

STATE OF PENNSYLVANIA	}
} ss:
COUNTY OF	}

Sworn to and subscribed before me this  day of July, 2006, by
     . He personally appeared before me at the time of this notarization.
He is:
Personally Known to me  OR
Produced Identification  . Type of Identification Produced:   .

________________
Notary Public

________________
Print Name

State of Pennsylvania Commission No.:

AUTHORIZATION OF QUETZAL CAPITAL 1, INC.

I HEREBY STATE UNDER OATH that the above instrument is entered into as a free and voluntary act and deed of Quetzal Capital 1, Inc., for the uses and purposes therein mentioned, and I am authorized to execute the above instrument and that the seal affixed hereto is the corporate seal of Quetzal Capital 1, Inc.

QUETZAL CAPITAL 1, INC.

/s/ Tony Frudakis
              Tony Frudakis, Chairman

STATE OF FLORIDA	}
} ss:
COUNTY OF	}

Sworn to and subscribed before me this  day of July, 2006, by
     . He personally appeared before me at the time of this notarization.
He is:
Personally Known to me  OR
Produced Identification  . Type of Identification Produced:   .

________________
Notary Public

________________
Print Name

State of Florida Commission No.:

AUTHORIZATION OF QUETZAL CAPITAL FUNDING 1, INC.

I HEREBY STATE UNDER OATH that the above instrument is entered into as a free and voluntary act and deed of Quetzal Capital Funding 1, Inc., for the uses and purposes therein mentioned, and I am authorized to execute the above instrument and that the seal affixed hereto is the corporate seal of Quetzal Capital Funding 1, Inc.

QUETZAL CAPITAL 1, INC.

/s/ Tony Frudakis
              Tony Frudakis, Chairman

STATE OF FLORIDA	}
} ss:
COUNTY OF	}

Sworn to and subscribed before me this  day of July, 2006, by
     . He personally appeared before me at the time of this notarization.
He is:
Personally Known to me  OR
Produced Identification  . Type of Identification Produced:   .

________________
Notary Public

________________
Print Name

State of Florida Commission No.:

AUTHORIZATION OF COAST TO COAST EQUITY GROUP, INC.

I HEREBY STATE UNDER OATH that the above instrument is entered into as a free and voluntary act and deed of Coast To Coast Equity Group, Inc., for the uses and purposes therein mentioned, and I am authorized to execute the above instrument and that the seal affixed hereto is the corporate seal of Coast To Coast Equity Group, Inc.

COAST TO COAST EQUITY GROUP, INC.

/s/ Charles J. Scimeca
Charles J. Scimeca, Chairman

STATE OF CALIFORNIA	}
} ss:
COUNTY OF	}

Sworn to and subscribed before me this  day of July, 2006, by
     . He personally appeared before me at the time of this notarization.
He is:
Personally Known to me  OR
Produced Identification  . Type of Identification Produced:   .

________________
Notary Public

________________
Print Name

State of California Commission No.:

EXHIBIT A

SCHEDULE 1.1

Exchange of Shares in the Reorganized Public Company

Shareholder Name	Former Holdings	New Holdings

Larry & Pat Wilhide, TEN ENT	472 shares VFCT	18,880,000 shares
Louis & Roe Brothers, TEN ENT	472 shares VFCT	18,880,000 shares
John & Jeanne Kaufman, TEN ENT	10 shares VFCT	400,000 shares
Robert Price	2 shares VFCT	80,000 shares
Herb B. Singer	1 share VFCT	40,000 shares
Erik M. Gelotte	1 share VFCT	40,000 shares
Dom Ruggeri	1 share VFCT	40,000 shares
Dr. Edward P. Kingsbury	1 share VFCT	40,000 shares
Randy & Katie Broadright, TEN ENT	10 shares VFCT	400,000 shares
Louis C. Brothers	10 shares VFCT	400,000 shares
Michael C. Brothers	10 shares VFCT	400,000 shares
Rebecca Fallgren	10 shares VFCT	400,000 shares
Quetzal Capital Funding 1, Inc.	5,000,000 shares QC1	5,000,000 shares

Total:		45,000,000 shares

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E

EXHIBIT F

SCHEDULE 6.13

Absence of Undisclosed Liabilities

NOT APPLICABLE.

EXHIBIT G

SCHEDULE 6.17

Transactions with Affiliates

I.	Transactions with Affiliates and VFCT Not Disclosed in Section 6.17:

NONE.

II.	Transactions with Affiliates and Quetzal Capital 1, Inc. Not Disclosed in Section 6.17:

Transactions with Promotors:
Pursuant to a consulting contract, Quetzal Capital 1, Inc. will receive consulting services from Coast To Coast Equity Group, Inc., a related party. The contract is for a two-year period. The full text of the contract is attached to Exhibit B. The terms of the contract generally provide that Coast To Coast Equity Group, Inc. will not be paid cash but will be paid warrants to purchase up to three million shares of Company common stock. The warrant agreement also is attached to this Agreement as Exhibit C.

Miscellaneous Agreements:
Pursuant to a registration rights agreement, Quetzal Capital 1, Inc. will be required to register for related parties, including, Coast To Coast Equity Group, Inc., Quetzal Capital Funding 1, Inc., and certain as yet unknown investors, their shares of the Company’s common stock and warrants. The registration rights agreement is attached as Exhibit D. The registration rights enable these parties to require the Company to file a registration statement no later than thirty (30) days after the Company obtains a shareholder base of 35 shareholders. The filing and effectiveness of any such registration statement will allow these parties to sell their Company common stock without restriction. The Company will not realize any proceeds from sales of the securities owned by the contracting parties. Coast To Coast Equity Group, Inc., and Quetzal Capital Funding 1, Inc. are also protected from dilution of their percentage ownership of the Company. Non-dilution rights, as defined by the registration rights agreement, mean that these parties shall continue to have the same percentage of ownership and the same percentage of voting rights of the class of the Company’s common stock regardless whether the Company or its successors or its assigns may thereafter increase or decrease the authorized number of shares of the Company’s common stock or increase or decrease the number of shares issued and outstanding. The non-dilution rights, by the terms of the registration rights agreement, will continue in effect for a period two years from the effective date of a registration statement filed in compliance with the registration rights agreement.

EXHIBIT H

SCHEDULE 6.19

Employee Benefit Plans, Labor Matters

NOT APPLICABLE.

EXHIBIT I

SCHEDULE 6.20

Compensation

NOT APPLICABLE.

EXHIBIT J

SCHEDULE 6.23

Capital Expenditures

NOT APPLICABLE.